Exhibit 10.2

Board Member Agreement

THIS BOARD MEMBER AGREEMENT ("Agreement") is made effective April 01, 2017, by and between Zoned Properties, Inc., a Nevada corporation ("The Company"), and Derek Overstreet, an individual resident of the State of Arizona ("The Director").

WHEREAS, the Company is a Public Corporation engaged as a developer, owner, and lessor of land, facilities and equipment to the licensed marijuana industry (the "Business").

WHEREAS, the Company has established a Board of Directors to assist the Company in its endeavors to direct the strategy and vision of the Business so as to maximize returns for the Company's shareholders; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Term. The term of this Agreement shall commence on the date hereof (the "Effective Date"), and shall serve for a period of one (1) year after which point the agreement shall either (i) be terminated or (ii) renewed for an additional year at the discretion of the Nominating and Corporate Governance Committee of the Board of Directors (the "Term"), it being understood that the Director shall remain on the Company's Board of Directors at the discretion of the Company's shareholders.

2.	Compensation

a.	Director's Fees. In consideration of the services to be rendered under this Agreement as a member of the Board of Directors and for serving on various committees of the Board of Directors, Director shall receive annual compensation of 10,000 Shares of restricted common stock in ZDPY, payable at the direction of the company in one certificate or every quarter broken down by equal installments. First tranche or complete annual compensation shall be delivered at the company's discretion. The Company reserves the right under the authorization of the Compensation Committee of the Board of Directors to make an amendment to the compensation of all Directors on the Board.

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b.	If the Director does not complete a full year of service, compensation will be prorated based on the term served (Ex. 6 months of service Director will receive 5,000 share of ZDPY common stock).

3.	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

4.	Indemnification. Company will indemnify and defend Director and hold Director harmless against any liability incurred in the performance of Director's service on the Board of Directors pursuant to this Agreement (the "Services") to the fullest extent authorized in Company's Certificate of Incorporation, as amended, bylaws, as amended, applicable law and as provided in any individual indemnification agreements the Company many enter into with the Director. Company has or will in a timely manner purchase Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates or Director's Services hereunder.

5.	Termination

a.	Right to Terminate. At any time, Director may be removed as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

b.	Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation to which Director is entitled up through the date of termination. Thereafter, all of Company's obligations under this Agreement shall cease.

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6.	Non-Disclosure, Ownership of Intellectual Property

a.	Director covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company's prior written consent, all information, written or oral, relating to the Company, its parents, subsidiaries or affiliates, the Company's Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Services (the "Information"), shall be maintained by him in full and absolute confidence, and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Director's undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Director before the time of disclosure.

b.	Director agrees and undertakes that, so long as this Agreement is in effect and for a period of one year thereafter, neither he, nor any entity in which he holds a majority of the equity interest or voting control (either directly or through other entities in which he holds a majority of the equity interest or voting control) (each a "Controlled Entity"), shall not engage as a developer, owner, or lessor of land, facilities and equipment to the licensed marijuana industry (such activities, the "Competing Activities"). The Company acknowledges that Director has ownership interests in or other relationships with entities that are not Controlled Entities (each a "Non-Controlled Entity"), and the restriction in the preceding sentence does not apply to activities of Non-Controlled Entities. However, Director agrees to inform the Company at such time as the Non-Controlled Entity commences Competing Activities, provided that he is aware of the Competing Activities and the disclosure would not violate a non-disclosure agreement with the Non-Controlled Entity.

7.	Representation on Authority of Parties/Signatories. Each party signing this Agreement represents and warrants that s/he is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

8.	General Waiver. The failure of any party at any time to require performance of any provision or to resort to any remedy provided under this Agreement shall in no way affect the right of that party to require performance or to resort to a remedy at any time thereafter, nor shall the waiver by any party of a breach be deemed to be a waiver of any subsequent breach. A waiver shall not be effective unless it is in writing and signed by the party against whom the waiver is being enforced.

9.	Entire Agreement. This is the entire agreement between the aforementioned parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

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10.	Enforceability, Severability and/or Reformation

a.	In the event that any covenant, provision and/or restriction is found by a court of competent jurisdiction to be unenforceable, such provision shall be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. In the event it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect, and the remainder of the Agreement shall be enforced as if such provision was not included.

b.	In the event that any court determines that any of the covenants, provisions or restrictions to be excessive in duration or scope or to be unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

11.	Governing Laws. The validity, construction and performance of this Agreement shall be governed and construed in accordance with the laws of Arizona applicable to contracts made and to be wholly performed within such state, without giving effect to any form of conflict of law provisions thereof. The Federal and State courts located in Arizona shall have sole and exclusive jurisdiction over any disputes arising under the terms of this Agreement.

12.	Mediation; Waiver of Jury Trial. The Parties hereby waive any and all rights to Jury Trial. Any controversy or claim arising out of or relating to this Agreement, by, between or among the parties, or the breach thereof, shall be settled by mandatory binding mediation. The mediator's decision shall be final and legally binding and judgment may be entered thereon. Each party initially shall be responsible for its share of the mediation fees and costs in accordance with the applicable Rules of Mediation. Notwithstanding the foregoing, the prevailing party shall be awarded its reasonable attorneys' fees and costs. Furthermore, in the event a party fails to proceed with mediation, unsuccessfully challenges the mediator's award in court, or fails to comply with the mediator's award, the other party shall be awarded its reasonable attorneys' fees and costs for having to compel mediation or defend or enforce the award.

13.	Assignment. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto.

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IN WITNESS WHEREOF, the undersigned do hereby execute this Consent to Action to be effective as of April 01, 2017.

Zoned Properties, Inc. (the "Company")		Director

By	/s/ Bryan McLaren	By	/s/ Derek Overstreet
	Bryan McLaren		Derek Overstreet
	Chairman of the Board		Director
	Mar 31, 2017		Mar 31, 2017

	Zoned Properties, Inc.		Derek Overstreet
	14269 N. 87th Street, Suite #205		3931 W. Butler Street
	Scottsdale, AZ 85260		Chandler, AZ 85226
	(877) 360-8839		(570) 780-3737

derek.overstreet@gmail.com

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